Exhibit 99.1

THE VERY GOOD FOOD COMPANY INC.

STOCK OPTION PLAN

PART 1

INTERPRETATION

1.1	Definitions. In this Plan, the following words and phrases shall have the following meanings:

(a)

“Actively Employed” or “Active Employment” means a person is employed and actively performing employment duties for the Company or a subsidiary of the Company, or is on a leave of absence approved by the Company or a subsidiary of the Company. “Actively Employed” or “Active Employment” does not include any period during, or in respect of, which the person is receiving or is entitled to receive payments in lieu of notice, severance pay or damages for wrongful dismissal or otherwise, in each case, under statute, contract, common law or otherwise. For purposes of this Plan, an Employee or Officer is not Actively Employed if his or her employment has been terminated by his or her resignation or by the Company or a subsidiary of the Company, regardless of whether his or her employment has been terminated with or without cause, with or without notice, lawfully or unlawfully;

(b)	“Affiliate” means a company that is a parent or subsidiary of the Company, or that is controlled by the same person as the Company;

(c)

“Blackout Period” means the period of time imposed by the Company when, pursuant to any policies or determinations of the Company, securities of the Company may not be traded by Insiders or other specified persons, including any period in which Insiders or other specified persons are in possession of material undisclosed information, but excluding any period during which a regulator has halted trading in the Company’s securities;

(d)	“Board” means the board of directors of the Company and includes any committee of directors appointed by the directors as contemplated by Section 3.1;

(e)	“Business Day” means any day on which the Exchange is open for business;

(f)

“Change of Control” means the acquisition by any person or by any person and a Joint Actor, whether directly or indirectly, of voting securities of the Company, which, when added to all other voting securities of the Company at the time held by such person or by such person and a Joint Actor, totals for the first time not less than 50% of the outstanding voting securities of the Company or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board; provided, that to the extent necessary to avoid the imposition of tax, penalties or interest under Code Section 409A with respect to the payment of deferred compensation to any U.S. Optionee, a Change of Control shall be limited to a “change in control event” as defined in Treasury Regulations Section 1.409A-3(i)(5) prescribed pursuant to Code Section 409A;

(g)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(h)	“Code Section 409A” means Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder;

(i)	“Company” means The Very Good Food Company Inc. and any successor corporation thereto;

(j)	“Consultant” means an individual or Consultant Company, other than an Employee or Director, that:

(i)

is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Company or to an Affiliate, other than services provided in relation to a distribution of securities;

(ii)	provides such services under a written contract between the Company or an Affiliate;

(iii)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliate; and

(iv)	has a relationship with the Company or an Affiliate that enables the individual to be knowledgeable about the business and affairs of the Company;

(k)	“Consultant Company” means for an individual consultant, a company or partnership of which the individual is an employee, shareholder or partner;

(l)	“Director” means any director of the Company or any of its subsidiaries;

(m)	“Eligible Person” means a bona fide Director, Officer, Employee or Consultant, or a corporation wholly owned by such Director, Officer, Employee or Consultant;

(n)	“Employee” means:

(i)

an individual who is considered an employee of the Company or a subsidiary of the Company under the Income Tax Act (and for whom income tax, employment insurance and CPP deductions must be made at source);

(ii)

an individual who works full-time for the Company or a subsidiary of the Company providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(iii)

an individual who works for the Company or a subsidiary of the Company on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions need not be made at source;

(o)	“Exchange” means the TSX Venture Exchange or any other stock exchange on which the Shares are listed for trading;

(p)	“Exchange Policies” means the policies, bylaws, rules and regulations of the Exchange governing the granting of options by the Company, as amended from time to time;

(q)	“Expiry Date” means the date on which an option will expire, which date will not be more than ten years from the date of grant of the option;

(r)

“Fair Market Value” means, for the purposes of Section 5.10 hereof, at any date in respect of the Shares, the closing price of the Shares as reported by the stock exchange on which the Shares are then listed, on the last trading day immediately preceding such date or, if the Shares are not listed on any stock exchange, a price determined by the Board; provided, that Fair Market Value shall in all events be determined consistent with the principles of Code Section 409A to the extent applicable in the case of a U.S. Optionee;

(s)	“Income Tax Act” means the Income Tax Act (Canada), as amended from time to time;

(t)	“Insider” has the meaning ascribed thereto in the Securities Act;

(u)

“Investor Relations Activities” means any activities, by or on behalf of the Company or a shareholder of the Company, that promote or reasonably could be expected to promote the purchase or sale of securities of the Company, but does not include:

(i)	the dissemination of information provided, or records prepared, in the ordinary course of business of the Company

(A)	to promote the sale of products or services of the Company, or

(B)	to raise public awareness of the Company,

that cannot reasonably be considered to promote the purchase or sale of securities of the Company;

(ii)	activities or communications necessary to comply with the requirements of

(A)	applicable Securities Laws,

(B)	the Exchange, or

(C)	the bylaws, rules or other regulatory instruments of any self-regulatory body or exchange having jurisdiction over the Company;

(iii)

communications by a publisher of, or writer for, a newspaper, magazine or business or financial publication, that is of general and regular paid circulation, distributed only to subscribers to it for value or to purchasers of it, if

(A)	the communication is only through such newspaper, magazine or publication, and

(B)	the publisher or writer receives no commission or other consideration other than for acting in the capacity of publisher or writer; or

(iv)	activities or communications that may be otherwise specified by the Exchange;

(v)	“Joint Actor” means a person acting jointly or in concert with another person;

(w)	“Optionee” means the recipient of an option under this Plan;

(x)	“Officer” means any senior officer of the Company or any of its subsidiaries;

(y)	“Plan” means this stock option plan, as amended or restated from time to time;

(z)	“Securities Act” means the Securities Act (British Columbia), as amended from time to time;

(aa)

“Securities Laws” means the acts, policies, bylaws, rules and regulations of the securities commissions governing the granting of options by the Company, as amended from time to time, and as applicable, the U.S. Securities Act and the U.S. Exchange Act;

(bb)	“Shares” means the common shares of the Company without par value;

(cc)

“Termination Date” means (A) in respect of an Employee or Officer, the date that the Optionee ceases to be Actively Employed for any reason, but in any case (i) without regard to whether his or her employment or service with the Company or a subsidiary of the Company is terminated with or without cause, with or without notice, lawfully or unlawfully or with or without any adequate compensation in lieu of notice, and (ii) does not include any severance period or notice period to which the Optionee might then be entitled or any period of salary continuance or deemed employment or other damages paid or payable to the Optionee in respect of the termination of employment, and, in the case of both subsections (i) and (ii), whether pursuant to any applicable statute, contract, civil law, the common law or otherwise; and (B) in respect of a Director or Consultant, the last day that the Optionee provides services to the Company, a subsidiary or an Affiliate (as applicable);

(dd)	“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

(ee)

“U.S. Optionee” means an Optionee who is a United States citizen or United States resident alien as defined for purposes of Code Section 7701(b)(1)(A) or for whom an option is otherwise subject to taxation under the Code; provided, however, that an Optionee shall be a U.S. Optionee solely with respect to those affected options;

(ff)	“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended.

1.2	Governing Law. This Plan shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

1.3

Gender. Throughout this Plan, whenever the singular or masculine or neutral is used, the same shall be construed as meaning the plural or feminine or body politic or corporate, and vice-versa as the context or reference may require.

1.4	References. A Reference in this Plan to a “Section” refers to a section of this Plan unless otherwise explicitly stated.

PART 2

PURPOSE

2.1 Purpose. The purpose of this Plan is to attract and retain Directors, Officers, Employees and Consultants and to motivate them to advance the interests of the Company by affording them with the opportunity to acquire an equity interest in the Company through options granted under this Plan to purchase Shares.

PART 3

GRANTING OF OPTIONS

3.1	Administration. This Plan shall be administered by the Board or, if the Board so elects, by a committee (which may consist of only one person) appointed by the Board from its members.

3.2

Committee’s Recommendations. The Board may accept all or any part of any recommendations of any committee appointed under Section 3.1 or may refer all or any part thereof back to such committee for further consideration and recommendation.

3.3	Board Authority. Subject to the limitations of this Plan, the Board shall have the authority to:

(a)	grant options to purchase Shares to Eligible Persons;

(b)	determine the terms, limitations, restrictions and conditions respecting such grants;

(c)	interpret this Plan and adopt, amend and rescind such administrative guidelines and other rules and regulations relating to this Plan as it shall from time to time deem advisable; and

(d)

make all other determinations and take all other actions in connection with the implementation and administration of this Plan including, without limitation, for the purpose of ensuring compliance with Section 7.1, as it may deem necessary or advisable.

3.4

Grant of Option. A resolution of the Board shall be a condition precedent to the grant of any option, and such resolution shall specify the number of Shares that shall be placed under option to each Eligible Person; the exercise price to be paid for such Shares upon the exercise of such option; any applicable hold period; and the period, including any applicable vesting periods required by Exchange Policies or by the Board, during which such option may be exercised provided that such period shall not exceed ten years from the date of grant (except in accordance with Section 5.12). For options granted to Employees or Consultants, the Board and the Optionee are responsible for ensuring and confirming that the Optionee is a bona fide Employee or Consultant, as the case may be, in accordance with the Exchange Policies.

3.5

Written Agreement. Every option granted under this Plan shall be evidenced by a written agreement between the Company and the Optionee substantially in the form attached hereto as Schedule “A”, containing such terms and conditions as are required by the Exchange Policies and applicable Securities Laws, and such other terms and conditions as the Board shall determine, and, where not expressly set out in the agreement, the provisions of such agreement shall conform to and be governed by this Plan. In the event of any inconsistency between the terms of the agreement and this Plan, the terms of this Plan shall govern.

3.6

Withholding Taxes. For certainty and notwithstanding any other provision of the Plan, the Company may take such steps as it considers necessary or appropriate for the deduction or withholding of any income taxes, payroll taxes, source deductions and other amounts which the Company or a subsidiary of the Company or an Affiliate is required by any federal, provincial, state, local or other law, or regulation of any governmental authority whatsoever, to deduct or withhold in connection with the Plan, including, without limiting the generality of the foregoing, (a) withholding of all or any portion of any amount otherwise owing to a Optionee; (b) the suspension of the issue of Shares to be issued under the Plan, until such time as the Optionee has paid to the Company an amount equal to any amount which the Company or a subsidiary of the Company or an Affiliate (as applicable) is required to deduct or withhold by law with respect to such taxes or other amounts; (c) authorize a securities dealer designated by the Company, on behalf of the Optionee, to sell in the capital markets a portion of the Shares issued hereunder to realize cash proceeds to be used to satisfy the applicable withholding obligations; or (d) make other arrangements acceptable to the Company to fund the applicable withholding obligations. By participating in the Plan, the Optionee consents to such sale and authorizes the Company to effect the sale of such Shares on behalf of an Optionee and to remit the appropriate amount to the applicable governmental authorities. The Company shall not be responsible for obtaining any particular price for the Shares nor shall the Company be required to issue any Shares under the Plan unless the Optionee has made suitable arrangements with the Company to fund any withholding obligation.

3.7

Term. Subject to Part 8, the Plan shall remain in effect as long as any Options granted hereunder are outstanding; provided, however, that no Options shall be granted under the Plan following December 31, 2029.

PART 4

RESERVE OF SHARES

4.1

Sufficient Authorized Shares to be Reserved. A sufficient number of Shares shall be reserved by the Board to permit the exercise of any options granted under this Plan. Shares that were the subject of any option that has lapsed or terminated shall thereupon no longer be in reserve and may once again be subject to an option granted under this Plan.

4.2

Maximum Number of Shares Reserved. As long as the Company is a public company, unless authorized by the shareholders of the Company, this Plan, together with all of the Company’s other previously established or proposed stock options, stock option plans, employee stock purchase plans or any other compensation or incentive mechanisms involving the issuance or potential issuance of Shares, shall not result, at any time, in the number of Shares reserved for issuance pursuant to options exceeding 10% of the issued and outstanding Shares as at the date of grant of any option under this Plan.

4.3

Limits with Respect to Individuals. The aggregate number of Shares subject to an option that may be granted to any one individual in any 12 month period under this Plan shall not exceed 5% of the issued and outstanding Shares determined at the time of such grant (unless the Company has obtained the requisite disinterested shareholder approval in accordance with the Exchange Policies).

4.4

Limits with Respect to Consultants. The aggregate number of Shares subject to an option that may be granted to any one Consultant in any 12 month period under this Plan shall not exceed 2% of the issued and outstanding Shares determined at the time of such grant.

4.5

Limits with Respect to Investor Relations Activities. The aggregate number of Shares subject to options granted to all persons retained to provide Investor Relations Activities in any 12 month period under this Plan shall not exceed 2% of the issued and outstanding Shares determined at the time of such grant.

PART 5

CONDITIONS GOVERNING THE GRANTING AND EXERCISING OF OPTIONS

5.1

Exercise Price. Subject to a minimum price of $0.10 per Share and Section 5.2, the exercise price of an option will be set by the Board and may not be less than the closing market price of the Shares on the trading day immediately preceding the date of grant of the option, less any applicable discount allowed by the Exchange. Notwithstanding the foregoing, if an option is approved during a Blackout Period, the date of grant shall not be earlier than the sixth Business Day immediately following the expiration of the Blackout Period and the exercise price will not be less than the volume-weighted average trading price of the Shares on the Exchange on the five trading days immediately preceding the date of grant. Notwithstanding anything herein to the contrary, no discount shall be applied, and the exercise price shall be not less than the Fair Market Value of a Share on the date of grant, in the case of an option granted to a U.S. Optionee.

5.2

Exercise Price if Distribution. If any options are granted within 90 days following a public distribution by prospectus, then the minimum exercise price shall be the greater of that specified in Section 5.1 and the price per share paid by the investors for Shares acquired under the public distribution. The 90 day period shall commence on the date the Company is issued a final receipt for the prospectus.

5.3

Expiry Date. Each option shall, unless sooner terminated, expire on a date to be determined by the Board which shall not be more than ten years from the date of grant (except in accordance with Section 5.12).

5.4

Different Exercise Periods, Prices and Number. The Board may, in its absolute discretion, upon granting an option under this Plan and subject to the provisions of Section 5.1 and Section 5.3, specify a particular time period or periods following the date of granting such option during which the Optionee may exercise the option and may designate the exercise price and the number of Shares in respect of which such Optionee may exercise the option during each such time period.

5.5

Termination of Employment. If a Director, Officer, Employee or Consultant ceases to be so engaged by the Company or any Affiliate or subsidiary of the Company (as applicable) for any reason other than death, such Director, Officer, Employee or Consultant shall have the right to exercise any outstanding vested option held as of the Termination Date within a period of 90 days after the Termination Date, or such shorter period as is remaining in the term of the options or may be set out in the Optionee’s written agreement, following which time any unexercised vested options shall expire and terminate immediately, and no amount shall be payable to the Optionee in respect thereof as compensation, damages or otherwise, including on account of severance, payment in lieu of notice or damages for wrongful dismissal. All unvested options outstanding as of the Optionee’s Termination Date shall expire and terminate immediately upon the Termination Date, and no amount shall be payable to the Optionee in respect thereof as compensation, damages or otherwise, including on account of severance, payment in lieu of notice or damages for wrongful dismissal. Any applicable severance period or notice period shall not be considered a period of employment for the purposes of an Optionee’s rights under the Plan.

5.6

Termination of Investor Relations Activities. Notwithstanding Section 5.5, if an Optionee who is engaged in Investor Relations Activities ceases to be so engaged by the Company, such Optionee shall have the right to exercise any outstanding vested option held as of the Termination Date within a period of 30 days after the Termination Date, or such shorter period as is remaining in the term of the options or as may be set out in the Optionee’s written agreement, following which time any unexercised vested options shall expire and terminate immediately, and no amount shall be payable to the Optionee in respect thereof as compensation, damages or otherwise, including on account of severance, payment in lieu of notice or damages for wrongful dismissal. All unvested options outstanding as of such Optionee’s Termination Date shall expire and terminate immediately upon the Termination Date, and no amount shall be payable to the Optionee in respect thereof as compensation, damages or otherwise, including on account of severance, payment in lieu of notice or damages for wrongful dismissal. Any applicable severance period or notice period shall not be considered a period of employment for the purposes of an Optionee’s rights under the Plan.

5.7

Death of Optionee. If an Optionee dies prior to the expiry of an option, his or her heirs or administrators may within 12 months from the date of the Optionee’s death or such shorter period as is remaining in the term of the options, exercise that portion of an option granted to the Optionee under this Plan which remains vested and outstanding as of the date of death, following which time any unexercised vested options shall expire and terminate immediately, and no amount shall be payable to the Optionee or his or her heirs or administrators in respect thereof as compensation, damages or otherwise. All unvested options outstanding as of such Optionee’s date of death shall expire and terminate immediately upon the date of death, and no amount shall be payable to the Optionee or his or her heirs or administrators in respect thereof as compensation, damages or otherwise.

5.8	Assignment. No option granted under this Plan or any right thereunder or in respect thereof shall be transferable or assignable otherwise than as provided for in Section 5.7.

5.9

Notice. Options shall be exercised only in accordance with the terms and conditions of the written agreements under which they are granted and shall be exercisable only by notice in writing to the Company substantially in the form attached hereto as Schedule “B”.

5.10

Payment. Vested options may be exercised in whole or in part at any time prior to their lapse or termination. Shares purchased by an Optionee upon the exercise of an option shall be paid for in full in cash, by a certified cheque, bank draft or money order payable to the Company at the time of their purchase provided however that if permitted pursuant to the rules and regulations of the stock exchange on which the Company is listed at the relevant time, the Board may allow an Optionee to elect to exercise its vested option on a “cashless basis”, whereby the Optionee, instead of making a cash payment for the aggregate exercise price, shall be entitled to be issued such number of Shares equal to the number which results when: (i) the difference between the aggregate Fair Market Value of the Shares underlying the option to be exercised and the aggregate exercise price of such option is divided by (ii) the Fair Market Value of each Share. Subject to Section 7.1 and applicable laws, upon receipt of payment in full (including any amounts to be deducted or withheld by law with respect to taxes or other amounts), the number of Shares in respect of which the vested options are exercised will be duly issued to the Optionee as fully paid and non-assessable Shares, following which the Optionee shall have no further rights, title or interest with respect to such options.

5.11

Vesting. Options granted pursuant to the Plan shall vest and become exercisable by an Optionee at such time or times as may be determined by the Board, subject to the rules of the stock exchange on which the Company is listed at the relevant time. For greater certainty and notwithstanding any other term of this Plan, the Board has the sole discretion to amend, abridge or otherwise eliminate the vesting schedule of any option or of all options. Notwithstanding the foregoing, options issued to Eligible Persons retained to provide Investor Relations Activities must vest in stages over a period of not less than 12 months with no more than one quarter (1/4) of the options vesting in any three month period.

5.12

Blackout Periods. Notwithstanding any other provision of this Plan, in the event that the term of any option expires within or (except in the case of a U.S. Optionee) immediately following a Blackout Period or other trading restriction imposed by the Company, then the Expiry Date of such option shall be automatically extended to the tenth Business Day following the date the relevant Blackout Period or other trading restriction imposed by the Company is lifted, terminated or removed, in the case of a U.S. Optionee, to the extent permitted under Code Section 409A.

PART 6

CHANGES IN OPTIONS

6.1

Share Consolidation or Subdivision. In the event that the Shares are at any time subdivided or consolidated, the number of Shares reserved for options and the price payable for any Shares that are then subject to options shall be adjusted accordingly. Notwithstanding anything in this Plan to the contrary, all adjustments made pursuant to this Section 6.1 or elsewhere in this Part 6 shall be in compliance with paragraph 7(1.4)(c) of the Income Tax Act (Canada) and/or with Code Section 409A, including Treasury Regulations Section 1.409A-1(b)(5) promulgated thereunder, to the extent applicable.

6.2

Stock Dividend. In the event that the Shares are at any time changed as a result of the declaration of a stock dividend thereon, the number of Shares reserved for options and the price payable for any Shares that are then subject to options may be adjusted by the Board to such extent as it deems proper in its absolute discretion.

6.3

Effect of a Take-Over Bid. If a bona fide offer to purchase Shares (an “Offer”) is made to an Optionee or to shareholders of the Company generally or to a class of shareholders which includes the Optionee, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Company, within the meaning of Section 1(1) of the Securities Act, the Company shall, upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon all Shares subject to option (the “Option Shares”) shall become vested and such option may be exercised in whole or in part by such Optionee so as to permit the Optionee to tender the Option Shares received upon such exercise pursuant to the Offer. However, if:

(a)	the Offer is not completed within the time specified therein including any extensions thereof; or

(b)	all of the Option Shares tendered by the Optionee pursuant to the Offer are not taken up or paid for by the offeror in respect thereof,

then, other than in the case of a U.S. Optionee, the Option Shares received upon such exercise, or in the case of clause (b) above, the Option Shares that are not taken up and paid for, may be returned by the Optionee to the Company and reinstated as authorized but unissued Shares and with respect to such returned Option Shares, the option shall be reinstated as if it had not been exercised and the terms upon which such Option Shares were to become vested pursuant to Section 3.4 shall be reinstated. If any Option Shares are returned to the Company under this Section 6.3, the Company shall immediately refund the exercise price to the Optionee for such Option Shares.

6.4

Acceleration of Expiry Date. If, at any time when an option granted under this Plan remains unexercised with respect to any unissued Option Shares, an Offer is made by an offeror, the Board may, upon notifying each Optionee of full particulars of the Offer, declare all Option Shares issuable upon the exercise of options granted under this Plan vested, and declare that the Expiry Date for the exercise of all unexercised options granted under this Plan is accelerated so that all options shall either be exercised or shall expire prior to the date upon which Shares must be tendered pursuant to the Offer.

6.5	Effect of a Change of Control. If a Change of Control occurs, all outstanding options shall become vested, whereupon such options may be exercised in whole or in part by the applicable Optionee.

6.6

Other Stock Exchange Listing. In the event that the Company applies or intends to apply for listing on a stock exchange other than the TSX Venture Exchange and, based on the policies and requirements of the other stock exchange, the Company believes that any or all options granted hereunder will not be accepted or approved by the other stock exchange, then the Company may, in its sole discretion, immediately cancel any or all options that remains outstanding to meet the listing requirements of the other stock exchange. If the Company cancels any such options pursuant to this Section 6.6, then no compensation will be owed by the Company to the applicable Optionee.

6.7

Approval and Cancellation. In the event that approval from the TSX Venture Exchange is not received for the grant of any options hereunder, each Optionee agrees that the Company may immediately cancel any or all such options that remains outstanding. If the Company cancels any of such options pursuant to this Section 6.7, then no compensation shall be owed by the Company to the applicable Optionee.

PART 7

SECURITIES LAWS AND EXCHANGE POLICIES

7.1

Securities Laws and Exchange Policies Apply. This Plan and the granting and exercise of any options hereunder are also subject to such other terms and conditions as are set out from time to time in applicable Securities Laws and Exchange Policies and such terms and conditions shall be deemed to be incorporated into and become a part of this Plan. In the event of an inconsistency between such terms and conditions and this Plan, such terms and conditions shall govern. In the event that the Shares are listed on a new stock exchange, in addition to the terms and conditions set out from time to time in applicable Securities Laws, the granting or cancellation of options shall be governed by the terms and conditions set out from time to time in the policies, bylaws, rules and regulations of the new stock exchange and unless inconsistent with the terms of this Plan, the Company shall be able to grant or cancel options pursuant to the policies, bylaws, rules and regulations of such new stock exchange without requiring shareholder approval.

7.2

U.S. Securities Law Considerations. For so long as the Company is not a U.S. reporting company pursuant to Section 13 or 15(d) of the U.S. Exchange Act, the aggregate sales price or amount of options issuable hereunder to U.S. Optionees shall not exceed the maximum amounts permitted for reliance on Rule 701 (or any successor rule) under the U.S. Securities Act, and the Company shall comply with all disclosure obligations under such rule. Options granted to any U.S. Optionee pursuant to Rule 701 (or any successor rule), and if applicable, the Common Shares issuable thereunder, shall bear a U.S. restricted legend as set forth in the form of the stock option agreement attached hereto as Schedule “A”. In addition, the Company shall comply with all applicable U.S. state securities laws in connection with the administration of this Plan and the granting of Options hereunder.

PART 8

AMENDMENT

8.1	Amendment of the Plan and Options.

(a)

The Board may amend or suspend any provision of this Plan, or terminate this Plan, at any time, subject to those provisions of applicable law (including, without limitation, the rules, regulations and policies of the Exchange), if any, that require the approval of shareholders or any governmental or regulatory body regardless of whether any such amendment or suspension is material, fundamental or otherwise, and notwithstanding any rule of common law or equity to the contrary. However, except as expressly set forth herein or as required pursuant to applicable law, no action of the Board or shareholders may materially adversely alter or impair the rights of an Optionee under any outstanding option previously granted to the Optionee without the consent of the affected Optionee. Without limiting the generality of the foregoing, the Board may make the following types of amendments to this Plan or any options without seeking shareholder approval:

(i)

amendments of a “housekeeping” or administrative nature, including any amendment for the purpose of curing any ambiguity, error or omission in this Plan or to correct or supplement any provision of this Plan that is inconsistent with any other provision of this Plan, including amendments to fix typographical errors;

(ii)	amendments to clarify existing provisions of the Plan that do not have the effect of altering the scope, nature and intent of such provisions;

(iii)	amendments necessary to comply with the provisions of applicable law (including, without limitation, the rules, regulations and policies of the Exchange);

(iv)

amendments necessary for options to qualify for favourable or intended treatment under applicable tax laws, including, without limitation, to comply with or satisfy an exemption from Code Section 409A;

(v)	amendments to the vesting provisions of this Plan or any option;

(vi)	amendments to the termination or early termination provisions of this Plan or any option provided such amendment does not entail an extension beyond the original Expiry Date of an option; and

(vii)	amendments necessary to suspend or terminate this Plan.

(b)	Shareholder approval (in accordance with the rules of the Exchange) will be required for the following types of amendments:

(i)

any amendment to increase the maximum number of Shares issuable under this Plan, other than pursuant to appropriate adjustments to reflect and take into account any unusual or non-recurring transaction that affects the Shares, including a reorganization, stock split, consolidation, combination or other similar corporate transaction or event;

(ii)	any amendment to reduce the exercise price of an option issued to an Insider, in which case, disinterested security holder approval must be obtained;

(iii)	any amendment to the method for determining the exercise price of an option;

(iv)	any amendment to expand the categories of Eligible Persons to whom options may be granted under the Plan;

(v)	any amendment to revise the limitation under the Plan on the number of options that may be granted to any one person or any category of persons (including Insiders);

(vi)	any amendment to change the maximum term of options or extend the term of an option beyond the original Expiry Date, except as provided in Section 5.12;

(vii)	any amendment to permit awards, other than options, to be granted under the Plan;

(viii)	any amendment to the amendment provisions in Sections 8.1(a) or 8.1(b);

(ix)	any amendment which would allow for the transfer or assignment of an option under this Plan, other than for normal estate settlement purposes; and

(x)	amendments required to be approved by shareholders under applicable law (including the rules, regulations and policies of the Exchange).

If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules adopted by the Board and in force at the time of termination of the Plan will continue in effect as long as an option or any rights pursuant thereto remain outstanding. However, notwithstanding the termination of the Plan, the Board may make any amendments to the Plan or options it would be entitled to make if the Plan were still in effect.

8.2

Exchange Approval. If required by the rules of the Exchange, the Company will seek shareholder approval excluding the votes of securities held directly or indirectly by Insiders entitled to receive a benefit directly or indirectly under the Plan. Disinterested shareholder approval will be obtained for any reduction in the exercise price of an option held by an Optionee who is an Insider at the time of the proposed amendment.

PART 9

GENERAL

9.1

Other Options Not Affected. This Plan is in addition to any other existing stock options granted prior to and outstanding as at the date of this Plan and shall not in any way affect the policies or decisions of the Board in relation to the remuneration of Directors, Officers, Employees and Consultants. Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements for the benefit of any Optionee, subject to any required regulatory or shareholder approval.

9.2

No Rights Until Option Exercised. An Optionee shall be entitled to the rights pertaining to share ownership, such as to dividends, only with respect to Shares that have been fully paid for and issued to the Optionee upon the exercise of an option.

9.3	Fractional Shares. No fractional Shares will be issued on the exercise of an option, and no payment or other adjustment will be made with respect to the fractional Shares so disregarded.

9.4	No Right Conferred.

(a)

Nothing contained in this Plan or any option shall confer upon any Eligible Person any right with respect continuance as a Director, Officer, Employee or Consultant, or interfere in any way with the right of the Company or any subsidiary or Affiliate (as applicable) to terminate the Eligible Person’s employment or other service at any time. No Eligible Person shall be induced to acquire, exercise or settle an option by expectation of employment or service or continued employment or service.

(b)

Nothing contained in this Plan or any option shall confer on any Eligible Person who is not a Director, Officer, Employee or Consultant any right to continue providing ongoing services to the Company or any subsidiary or Affiliate (as applicable) or affect in any way the right of the Company or any subsidiary or Affiliate (as applicable) to determine to terminate his, her or its contract at any time.

(c)

Nothing in this Plan may be construed to provide any Eligible Person with any rights whatsoever to compensation or damages in lieu of notice or continued participation in, or entitlements under, the Plan as a consequence of an Eligible Person’s termination of employment or service (regardless of the reason for the termination and the party causing the termination, including a termination without cause).

(d)	The Plan does not give any Eligible Person any right to claim any benefit or compensation except to the extent specifically provided in the Plan.

9.5

No Representation or Liability. The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan. Neither the Company nor any subsidiary or Affiliate shall be liable to any Eligible Person for any loss resulting from a decline in the market value of the Shares.

9.6

Severance. If any provision of this Plan or any agreement entered into pursuant to this Plan contravenes any law or any order, policy, by-law or regulation of any regulatory body or Exchange having authority over the Company or this Plan, then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith, or if it cannot be so amended without, in the determination of the Board, materially altering the intent of the Plan or applicable agreement, such provision shall be stricken, and the remainder of the Plan and any such agreement shall remain in full force and effect.

9.7

No Constraint on Corporate Action. The existence of any option does not affect in any way the right or power of the Company to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Company’s capital structure or its business, or any amalgamation, arrangement, combination, merger or consolidation involving the Company, to create or issue any bonds, debentures, Shares or other securities of the Company or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Section would have an adverse effect on this Plan or any option pursuant to this Plan.

9.8

Unfunded Plan. This Plan shall be unfunded, and the Company will not secure its obligations hereunder. To the extent any individual holds any rights under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured general creditor of the Company. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended.

9.9

Other Employee Benefits. The amount of any compensation received or deemed to be received by an Optionee as a result of his or her participation in the Plan will not constitute compensation, earnings or wages with respect to which any other employee benefits or payments of or to that Optionee are determined, including, without limitation, benefits or payments under any bonus, pension, profit-sharing, insurance, termination or salary continuation plan or any other employee benefit plans, except as otherwise specifically determined by the Board. Unless required by applicable law, the amount of any compensation received or deemed to be received by an Optionee as a result of his or her participation in the Plan shall not be included in the determination of such Optionee’s severance entitlement (if applicable).

9.10

Compliance with Laws. The Board may postpone the exercise of any option or the issue of any Common Shares pursuant to the Plan for as long as the Board in its discretion may deem necessary in order to permit the Company to determine compliance with all applicable laws, including Securities Laws and the rules, regulations and published policies of any stock exchange, regulatory authority or agency having jurisdiction over the issuance and distribution of such Shares in such jurisdictions as the Company may elect to grant options to Eligible Persons. Eligible Persons shall, to the extent applicable, cooperate with the Company in complying with such legislation, rules, regulations and policies.

9.11

Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision, and any invalid or unenforceable provision shall be severed from this Plan.

9.12

Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and each Optionee, including, without limitation, the legal representative of an Optionee (including his or her heirs or administrators), or any receiver or trustee in bankruptcy or representative of the creditors of the Company or an Optionee.

PART 10

ADDITIONAL PROVISIONS SPECIFIC TO U.S. OPTIONEES

10.1

Option Designation. Each option granted to a U.S. Optionee is intended as a “nonqualified stock option” and is not intended to meet the requirements of Code Section 422. An option may be granted to a U.S. Optionee only if, with respect to such U.S. Optionee, the Company is an “eligible issuer of service recipient stock” within the meaning of Code Section 409A.

10.2	Code Section 409A.

(a)

Each option granted to a U.S. Optionee is intended to be exempt from Code Section 409A, and this Plan and all agreements entered into with U.S. Optionees hereunder shall be construed and interpreted consistent with such intent. Notwithstanding the foregoing, to the extent that any option granted to a U.S. Optionee is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, such option will be subject to such additional rules and requirements as specified by the Board from time to time in order to comply with Code Section 409A. If any provision of the Plan contravenes Code Section 409A or could cause a U.S. Optionee to incur any tax, interest or penalties under Code Section 409A, the Board may, in its sole discretion and without the U.S. Optionee’s consent, modify such provision to: (i) comply with, or avoid being subject to, Code Section 409A, or to avoid incurring taxes, interest and penalties under Code Section 409A; and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the U.S. Optionee of the applicable provision without materially increasing the cost to the Company or contravening Code Section 409A. However, the Company shall have no obligation to modify the Plan or any option and does not guarantee that options will not be subject to taxes, interest and penalties under Code Section 409A. In no event shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on a U.S. Optionee under Code Section 409A or for any damages for failing to comply with Code Section 409A.

(b)

With respect to U.S. Optionees, the acceleration or delay of the time or schedule of any vesting or payment under the Plan that is subject to (or would make an option subject to) Code Section 409A is prohibited except as provided in regulations and administrative guidance promulgated under Code Section 409A. Any substitution, adjustment or other action taken under Part 6 of the Plan or otherwise shall, with respect to an option held by a U.S. Optionee, be so taken solely to the extent permitted under, and in good-faith compliance with, Code Section 409A. Any consideration payable under the Plan or otherwise in respect of an option in connection with any event shall, in the case of an option held by a U.S. Optionee, be limited, accelerated or delayed, as applicable, to the minimum extent necessary to avoid taxation under Code Section 409A.

(c)

In the case of an option subject to Code Section 409A, all payments to be made upon (or on a timeline determined by reference to) a U.S. Optionee’s Termination Date shall only be made upon a “separation from service” within the meaning of Code Section 409A, and “termination,” “termination of employment” and like terms will be construed accordingly. If on the date of a U.S. Optionee’s separation from service (i) the Company’s stock (or stock of any other company that is required to be aggregated with the Company in accordance with the requirements of Code Section 409A) is publicly traded on an established securities market or otherwise and (ii) the U.S. Optionee is a “specified employee” (as defined under Code Section 409A), then any payments that would otherwise be made within six months following the U.S. Optionee’s Separation from Service shall instead be paid in a lump sum without interest within 30 days following the date that is six months after the applicable separation from service if the Company determines in good faith that the earlier payment of such amount would give rise to tax, penalties or interest under Code Section 409A; provided, that if the U.S. Optionee dies during such six-month period, the amounts delayed on account of Code Section 409A shall be paid to the U.S. Optionee’s estate within 30 days following the U.S. Optionee’s death.

PART 11

EFFECTIVE DATE OF PLAN

11.1	Effective Date. This Plan shall become effective upon its approval by the Board.

This Plan was amended and restated by resolution of the Board dated March 11, 2021 with an effective date of March 17, 2021.

SCHEDULE “A”

STOCK OPTION AGREEMENT

The Very Good Food Company Inc. (the “Company”) hereby grants the undersigned (the “Optionee”) stock options (the “Options”) to purchase common shares of the Company (the “Option Shares”) in accordance with the Company’s stock option plan, as amended or restated from time to time (the “Plan”), a copy of which is attached to this Stock Option Agreement dated effective _______________, 20____ (this “Agreement”) and the terms and conditions of which are hereby incorporated herein, as set forth below. The Optionee acknowledges that the grant of Options is subject to (a) the Plan; (b) the regulations and provisions of any applicable securities regulatory authority; and (c) the policies the TSX Venture Exchange or other stock exchange, as applicable. All terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan.

Name of Optionee:

Address:

Telephone Number:

Email Address:

Position with the Company:

Number of Options:

Exercise Price per Option Share:	C$

Date of Grant:

Expiry Date:

Vesting Schedule:	The Options shall vest in accordance with the vesting schedule set forth in the table below, subject to the Optionee’s continued service through each applicable vesting date and the terms of the Plan.

Vesting Date	Number of Options Vested

The Optionee acknowledges receipt of a copy of the Plan and hereby agrees that, in the event of a conflict between the terms and provisions of this Agreement and the terms and conditions of the Plan, those of the Plan shall take precedence and shall govern the Options granted hereby, including all amendments to the Plan as contemplated therein.

THE OPTIONEE IS REQUIRED TO PROVIDE THE COMPANY WITH ALL INFORMATION (INCLUDING PERSONAL INFORMATION) REQUIRED TO ADMINISTER THE PLAN AND HEREBY CONSENTS TO THE COLLECTION OF ALL SUCH INFORMATION BY THE COMPANY. THE OPTIONEE UNDERSTANDS THAT THE COMPANY MAY FROM TIME TO TIME TRANSFER OR PROVIDE ACCESS TO SUCH INFORMATION TO REGULATORY AUTHORITIES, INCLUDING STOCK EXCHANGES, AS WELL AS THIRD PARTY SERVICE PROVIDERS FOR PURPOSES OF THE ADMINISTRATION OF THE PLAN AND THAT SUCH SERVICE PROVIDERS WILL BE PROVIDED WITH SUCH INFORMATION FOR THE SOLE PURPOSE OF PROVIDING SUCH SERVICES TO THE COMPANY. THE OPTIONEE ACKNOWLEDGES THAT WITHDRAWAL OF THE CONSENT AT ANY TIME MAY RESULT IN A DELAY IN THE ADMINISTRATION OF THE PLAN OR IN THE INABILITY OF THE COMPANY TO PROCESS THE EXERCISE OF THE OPTIONEE’S OPTIONS UNDER THE PLAN.

U.S. OPTIONEES ONLY:

THE OPTIONS REPRESENTED HEREBY (AND THE COMMON SHARES ISSUABLE UPON EXERCISE HEREOF) HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR ANY U.S. STATE SECURITIES LAWS. THE HOLDER HEREOF AGREES FOR THE BENEFIT OF THE VERY GOOD FOOD COMPANY INC. (THE “COMPANY”) THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE COMPANY, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (D) IN ACCORDANCE WITH (1) RULE 144A OR (2) RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR (E) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, AND IN EACH CASE, IN COMPLIANCE WITH ANY APPLICABLE U.S. STATE SECURITIES LAWS; PROVIDED THAT TRANSFERS UNDER CLAUSE (D)(2) OR (E) SHALL BE PERMITTED ONLY AFTER THE HOLDER HAS FURNISHED TO THE COMPANY (AND IF APPLICABLE, THE COMPANY’S TRANSFER AGENT) AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH EXEMPTION(S) FROM REGISTRATION ARE AVAILABLE.

The Optionee acknowledges and agrees that the Optionee will be liable for income tax and other applicable taxes resulting from the grant and exercise of the Options and the Optionee further acknowledges and agrees that the Optionee is responsible for consulting with his or her own tax advisor with respect to the tax implications of the Options.

The Optionee acknowledges and agrees that the provisions of this Agreement and the Plan may take away or limit the Optionee’s common law rights to Options and Option Shares and any common law rights to damages as compensation for the loss of such Options and Option Shares during any reasonable notice period.

This Agreement may be signed in counterpart and such counterparts together shall constitute a single instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by electronic delivery in portable document format (“.pdf”), shall be equally effective as delivery of a manually executed counterpart hereof. Time is of the essence of this Agreement.

Please acknowledge receipt of this Agreement, your agreement to be bound by its terms (and the terms and conditions set out in the Plan, including without limitation, the early termination provisions in Sections 5.5, 5.6 and 5.7) and that you have not been induced to enter into this Agreement or acquire any Option by expectation of employment or services or continued employment or services with the Company or a subsidiary or Affiliate (as applicable) by executing a duplicate copy of this Agreement and returning it to the Company.

THE VERY GOOD FOOD COMPANY INC.

Per:
	Authorized Signatory	OPTIONEE

CHECK THE BOX BELOW IF APPLICABLE:

☐ I am a U.S. Optionee, and I understand that my Options are subject to the terms and conditions of the Plan specifically applicable to U.S. Optionees.

SCHEDULE “B”

THE VERY GOOD FOOD COMPANY INC.

EXERCISE NOTICE

The undersigned hereby elects to exercise _________ vested Options to purchase an equivalent number of common shares (the “Shares”) of The Very Good Food Company Inc. (the “Company”) at an exercise price of C$_______ per Share for a total exercise price of C$__________ (the “Exercise Price”) pursuant to the provisions of the Stock Option Agreement entered into between the undersigned and the Company dated _________________, 20___ and the Company’s stock option plan, as amended or restated from time to time (the “Plan”).

In connection with the foregoing, the undersigned encloses payment in full of the Exercise Price in the following form(s) (check and complete as appropriate):

☐	In cash (or by a certified cheque, bank draft or money order payable to the Company) in the amount of C$____________ plus the amount of C$____________ (which reflects the amount the Company believes is necessary to remit as part of any applicable withholding and employment taxes), and the foregoing shall be the full payment for the Shares to be received upon exercise of the vested Options. The undersigned hereby acknowledges that Shares will be issued to him or her only upon satisfaction of the requirements of Section 5.10 the Plan.

☐	By a broker-assisted cashless exercise.

The undersigned directs that the Shares be registered as follows:

Name

Address

Telephone Number

Email Address

Please indicate whether you wish to receive a physical share certificate or a DRS statement (“DRS”) for your Shares:

Certificate:            ☐         OR            DRS:            ☐

Dated: __________________

PRINT NAME	SIGNATURE OF OPTIONEE